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EXHIBIT 23.1








                          INDEPENDENT AUDITORS' CONSENT





Board of Directors
HOM Corporation and Subsidiaries

     We consent to the incorporation in Form 10-SB/A-3 and Form 10-KSB of our report dated January 3, 2002, relating to the consolidated balance sheets of HOM Corporation and Subsidiaries as of September 30, 2001, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended September 30, 2001 and 2000.

     Our report on the financial statements referred to in the first paragraph was prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ Elliott Davis, L.L.P.
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Augusta, Georgia
January 14, 2002